Exhibit 99.2

August 20, 2008

Brewing Ventures LLC

c/o Steven J. Wagenheim

and Arthur E. Pew III

GRANITE CITY FOOD & BREWERY LTD.

5402 Parkdale Drive, Suite 101

St. Louis Park, MN

Re:                             Distribution of my Interest in Brewing Ventures LLC

Dear Steve and Art:

Because my full-time employment with Granite City Food & Brewery Ltd (“GCFB”) has ended, I have requested that Brewing Ventures LLC (“Brewing Ventures”) distribute to me, shares of GCFB stock owned by Brewing Ventures equivalent to my pro-rata interest therein.  I therefore request that you redeem my interest in Brewing Ventures and distribute to me, my pro-rata percentage of the GCFB shares, equaling approximately 49,875 shares of GCFB common stock (the “Shares”).  I acknowledge that Brewing Ventures has a major economic stake in GCFB.  In consideration of this agreement, I acknowledge and agree that:

1.             The redemption of my interest in Brewing Ventures and distribution of the Shares is subject to approval of the Board of Governors and the members of Brewing Ventures.

2.             I agree that if the redemption of my interest in Brewing Ventures is approved by the Board of Governors and the Members thereof, and subject to my performance of this Agreement, the Shares will be disbursed by Brewing Ventures to me at the rate of 16,625 Shares per month.  I will take responsibility for contacting you each month to obtain such monthly distribution.  The parties acknowledge that the purpose of such monthly distributions is to minimize the impact of my sales of the Shares on the market for GCFB stock.

3.             I hereby resign from any manager or employment position I may have with Brewing Ventures.

4.             I agree to indemnify and hold Brewing Ventures, its governors, managers and members (each an “Indemnified Person”), harmless from any liability or other cost or expense (including reasonable attorneys’ fees) incurred in connection with the distribution of the Shares to me and my ultimate sale or disposition of the Shares; provided, however, in no event will I be obligated to indemnify any Indemnified Person to the extent that such liability, cost or expense is found by a court of competent jurisdiction in a judgment which has become final and is not subject to appeal or review to have resulted from such person’s bad faith, gross negligence or willful misconduct.  I release Brewing Ventures, its governors, managers and members, from and against any claims, liabilities or causes of action, known or unknown, that I may have now or in the future arising out of or in connection with my membership in Brewing Ventures and agree to indemnify and hold them harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of this Agreement or my obligations hereunder.

5.             As a further condition to the release of the Shares to me, I advise you that:  (a) I have no claim against GCFB and will not assert a claim against GCFB, arising out of my employment or the termination thereof; (b) I hereby release GCFB, which shall be deemed a third party beneficiary of this agreement, from any and all claims, liabilities, causes of action known or unknown, that I may have now or in the future arising out of my interests therein as a shareholder or my employment with GCFB, other than obligations arising under an agreement dated effective July 29, 2008 relating to the termination of my full-time employment; and (c) agree that as a condition to the distribution of the Shares to me, I will execute and deliver to GCFB a release in the form of Exhibit A attached hereto (the “Release”) and incorporated herein.  I understand that I have 21 days to consider the Release from the date I receive it and that after I sign it, I will have 15 days in which I can elect to rescind the Release.  I further understand that unless waived by the Company, I will not receive any distribution of the Shares until after I have signed the Release and the 15-day rescission period has ended, and that if I do rescind the Release, no distribution will be made to me.  If any of the Shares are released to me prior to the elapse of such 15 day period, and I rescind the Release, I agree to return to the Company all of such Shares and thereupon this Agreement will be void, except that I will be responsible for the payment of all expenses, including legal fees, incurred by the GCFB and Brewing Ventures and their respective governors, officers and members in connection with the preparation and implementation of this agreement, including, but not limited to, legal fees and expenses incurred in connection with SEC reporting and filings.  I hereby grant the Company a security interest in the Shares, which interest will lapse if I have not rescinded the Release within such 15-day period.

6.             I have not received or relied upon or received any legal or tax advice from Briggs and Morgan P.A., other than advice from that firm on behalf of GCFB that the Shares will constitute “restricted securities” as that term is defined under federal securities laws and that my resale of such securities must comply with applicable rules and regulations under such laws and, in particular, SEC Rule 144.  I have consulted with my own counsel in connection with this Agreement and the other agreements contemplated hereby and acknowledge that Briggs and Morgan, P.A. has not represented or advised me in connection with the transactions contemplated hereby.

7.             I acknowledge that Brewing Ventures has incurred and will incur expense in connection with my request for a distribution and the actual distribution of the Shares to me, including legal and accounting fees.  I acknowledge that Brewing Ventures has agreed to reimburse GCFB for any expenses that it incurs as a result of the transaction contemplated hereby.  I agree to reimburse Brewing Ventures in full for any and all of such expenses and agree to pledge to Brewing Ventures and hereby grant a security interest in 8,000 of the Shares as security for my payment of such expenses.

8.             If the redemption of my interest and the distribution of the Shares as described above is not approved by the Board of Governors and Members of Brewing Ventures, this agreement shall be null and void.

9.             I agree to cooperate with Brewing Ventures and GCFB and execute such additional documents as may be reasonably required or appropriate to accomplish the distribution to me of the Shares.

10.           I understand Brewing Ventures and GCFB has agreed to execute a limited release and non-disparagement agreement in the form of Exhibit B hereto, in which I agree to indemnify Brewing Ventures and GCFB under certain circumstances and agree to not disparage Brewing Ventures, GCFB, or their officers, directors, employees, agents, or their business or their business practices.

Very truly yours,

/s/ Arthur Nermoe

EXHIBIT A

RELEASE

WHEREAS, I, Arthur Nermoe, (hereinafter “me” or ‘I”), was employed with Granite City Food & Brewery Ltd. (“GCFB”) and my full-time employment with GCFB ended on August 1, 2008; and

WHEREAS, I have received all wages, benefits, and other items of any nature (including without limitation any vacation pay, bonuses, contributions, leaves, and other benefits, expenses, and expense reimbursements of any nature) to which I am or was entitled as an employee of GCFB; and

WHEREAS, a letter of even date from me to Brewing Ventures LLC  (“Brewing Ventures”) (the “Letter”), outlines the circumstances under which I will receive a certain distribution to which I am not otherwise entitled at this time; and

WHEREAS, Brewing Ventures has a substantial beneficial interest in GCFB.

THEREFORE, for good and valuable consideration, as outlined in the Letter, for myself and any one claiming any rights through me, I unconditionally release and forever discharge GCFB, its subsidiaries, affiliates, parent corporations, predecessors, successors, assigns, pension, welfare, or other employee benefit plans, and all the foregoing entities’ past or present owners, officers, members, directors, trustees, employees, agents, administrators, and any person or entity affiliated with any of the foregoing (hereinafter collectively “Related Parties”) from any and all Claims.

“Claims” as used in this Agreement means all demands, claims, obligations, actions, causes of action, damages, compensation and expenses of any nature in any way arising out of or relating to anything (including without limitation, all actions, events and decisions) that occurred in whole or part on or before the date I signed this Release and includes all Claims which I have, had, or may have.  This Release includes, without limitation, a release of all Claims related to my relationship (including without limitation, any termination of that relationship) with GCFB.  This Release includes a release of all Claims, whether known or unknown, whether based in tort, contract, statute, or any other theory of recovery, and whether for compensatory or punitive damages, attorneys’ fees or any other form of relief.  I understand that I am giving up all Claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Minnesota Human Rights Act, any and all amendments to any of the same, all Claims for alleged retaliatory, discriminatory, or wrongful discharge, breach of contract, defamation, negligence, emotional distress, and all Claims under any other federal, state or local law or other legal theory.

This is a full and general release and extinguishment of Claims to the fullest extent allowed by applicable law. I understand that I am giving up all Claims even though the facts or consequences of facts may be unknown to me.  I represent that I have not filed any Claims against GCFB or any Related Parties and agree that I will not independently institute a lawsuit seeking any individual remedy relating to any Claims.  This Release does not bar a challenge to whether the Release meets the voluntary and knowing requirements of the Older Workers Benefit Protection Act and does not bar me from filing a charge with or participating in an investigation by the Equal Employment Opportunity Commission although I acknowledge that I will not be entitled to receive monetary relief from any such proceeding.

I understand that I may rescind and revoke this Agreement for any reason within fifteen (15) calendar days after I sign it.  To be effective, the rescission or revocation must be in writing and hand-delivered or mailed within the 15-day period to:

Steven J. Wagenheim

Granite City Food & Brewery Ltd.

5402 Parkdale Drive, Suite 101

St. Louis Park, MN

If mailed, the rescission or revocation must be postmarked within the 15-day period, properly addressed as set forth in the preceding sentence and sent by Certified Mail, Return Receipt Requested.  If delivered by hand, it must be given to Steven Wagenheim within the 15-day period.  This revocation period shall include, and not be in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act.

I understand that nothing in this Release is intended to be, nor will deemed to be, an admission of liability by GCFB that it is liable in any way to me.

I have signed this Release freely and voluntarily and without any duress or coercion and after carefully and completely reading and understanding all of its terms and provisions.  I acknowledge that, by way of this paragraph, GCFB is advising me to consult with an attorney before signing this Release.  I also acknowledge that I have been allowed to consider this Release for at least 21 days after receiving it before signing it.  I agree that any modifications to this Release, whether or not material, will not restart the 21-day period.

Dated:	, 2008
Arthur Nermoe

EXHIBIT B

LIMITED RELEASE AND NONDISPARAGEMENT

For Good and valuable consideration:

Brewing Ventures LLC (“Brewing Ventures”) and Granite City Food & Brewery Ltd. (“GCFB”) hereby release and forever discharge Arthur Nermoe (“Nermoe”) from any and all claims Brewing Ventures or GCFB may have against Nermoe, except claims that arise from or relate to conduct by Nermoe in the work place or which involve employees or former employees of GCFB.  Brewing Ventures and GCFB expressly reserve all rights, remedies and claims arising from or relating to conduct by Nermoe in the work place or which involve employees or former employees of GCFB, and in connection with the enforcement of this Agreement.

Brewing Ventures and GCFB further agree that they will not knowingly authorize any of their respective officers, managers, directors, governors, members or employees to disparage Nermoe to third parties.  However, notwithstanding anything herein to the contrary, Brewing Ventures and GCFB have the right to communicate opinions, views, allegations, facts and information about Nermoe to their respective managers, officers, governors, members directors, employees and agents as it sees fit in its sole discretion; (2) communicate this agreement to the foregoing persons, and (3) make disclosures concerning Nermoe as in its judgment may be required in judicial process.

Nermoe agrees to not disparage Brewing Ventures, GCFB, or their officers, directors, employees, agents, or their business or their business practices.

Dated:	Brewing Ventures LLC

By
Its

Dated:	Granite City Food & Brewery Ltd.

By
Its

Dated:
Arthur Nermoe